UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 18, 2016, Enumeral Biomedical Holdings, Inc. (with its subsidiaries, “Enumeral” or the “Company”) entered into a License and Transfer Agreement (the “Agreement”) with Pieris Pharmaceuticals, Inc. and Pieris Pharmaceuticals GmbH (collectively, “Pieris”). Pursuant to the terms of the Agreement, Enumeral is granting Pieris a non-exclusive, royalty-bearing worldwide license to use specified Enumeral patent rights and know-how to research, develop and market fusion proteins consisting of Enumeral’s 388D4 family of anti-PD-1 antibodies linked to one or more Pieris Anticalin proteins for use in the oncology area. Enumeral has agreed not to practice or assist third parties in practicing in an exclusive field consisting of licensed antibodies fused to Anticalin proteins in the oncology area.

Pursuant to the Agreement, Pieris has agreed to pay Enumeral an upfront initial license fee of $250,000. The Agreement also provides that Pieris has an option to continue the license by paying Enumeral an additional maintenance fee in the amount of $750,000 by May 31, 2016. In the event that Pieris does not pay this maintenance fee by May 31, 2016, the Agreement expires and the license granted thereunder automatically terminates.

If Pieris elects to continue the license and pays Enumeral the maintenance fee, the Agreement provides that Pieris shall also receive an option for twelve months following the date of the Agreement to license from Enumeral one of a specified set of antibodies owned by Enumeral on the same terms and conditions as for Enumeral’s 388D4 family of anti-PD-1 antibodies (the “Subsequent Option”). In the event that Pieris exercises the Subsequent Option, Pieris will pay Enumeral an additional undisclosed license fee.

The terms of the Agreement provide for Pieris to pay Enumeral development milestones of up to an aggregate of $37.8 million upon the achievement of specified events, as well as net sales milestone payments of up to an aggregate of $67.5 million upon the achievement of specified net sales thresholds.  Pieris also agrees to pay Enumeral royalties in the low-to-lower middle single digits as a percentage of net sales depending on the amount of net sales in the applicable years.  In the event that Pieris is required to pay a license fee or royalty to any third party related to the licensed products, the royalty payment due to Enumeral shall be reduced by the amount of such third party fees or payments, up to 50% of the royalty payment for each calendar year due to Enumeral.

The Agreement also provides that in the event Pieris licenses an additional antibody pursuant to the Subsequent Option, any resulting fusion protein products will be subject to additional royalties and development and sales milestones in the same amounts applicable to the fusion proteins linking PD-1 and Anticalins under the initial license.

Pursuant to the terms of the Agreement, Enumeral will indemnify Pieris Indemnitees (as defined in the Agreement) against certain claims specified therein, including with respect to breaches of representations and warranties, as well as claims by the Massachusetts Institute of Technology and other specified entities who are parties to an agreement with Enumeral. In addition, Pieris will indemnify Enumeral Indemnitees (as defined in the Agreement) against certain claims specified therein, including with respect to breaches of representations and warranties, as well as with respect to the development, commercialization, manufacture or use of any Product before or after Marketing Authorization (as such terms are defined in the Agreement). The Agreement also contains customary representations and warranties for both Enumeral and Pieris.

The term of the Agreement ends upon the expiration of the last to expire patent covered under the license.   The Agreement may be terminated by Pieris on 30 days’ notice and by Enumeral upon 60 days’ notice of a material breach by Pieris (or 30 days with respect to a breach of payment obligations by Pieris), provided that Pieris has not cured such breach and that dispute resolution procedures specified in the Agreement have been followed. The Agreement will also automatically terminate if Pieris elects to not make the maintenance fee payment described above.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to Enumeral’s Quarterly Report on Form 10-Q for the period ending March 31, 2016. Enumeral intends to seek confidential treatment for certain portions of the Agreement.

As of the date of this filing, Enumeral believes that it has sufficient liquidity to fund operations through June 2016. In the event that Pieris exercises its option to continue the license under the Agreement by paying Enumeral an additional maintenance fee in the amount of $750,000 by May 31, 2016, Enumeral believes that it will have sufficient liquidity to fund operations into the third quarter of 2016. The Company continues to explore a range of potential transactions, which may include public or private equity offerings, debt financings, collaborations and licensing arrangements, and/or other strategic alternatives, including a merger, sale of assets or other similar transactions. If the Company is unable to preserve or raise additional capital through one or more of such transactions prior to the end of June 2016, or in the third quarter of 2016 in the event Enumeral receives the additional maintenance fee described above, the Company could face substantial liquidity problems and might be required to implement cost reduction strategies. In addition, the Company may be required to downsize or wind down its operations through liquidation, bankruptcy, or a sale of its assets.

Item 8.01	Other Events.

On April 18, 2016, Enumeral issued a press release announcing that Enumeral had entered into the Agreement described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release of the Company, dated April 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: April 18, 2016	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company, dated April 18, 2016